UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 19, 2007

HEMACARE CORPORATION

(Exact name of registrant as specified in its charter)

California	000-15223	95-3280412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15350 Sherman Way, Suite 350, Van Nuys, CA 91406

(Address of principal executive offices) (Zip Code)

(818) 226-1968

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.         Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 29, 2006, HemaCare Corporation, and its subsidiaries (the "Company"), issued promissory notes to the sellers and other related parties in an aggregate principal amount of $700,000 in connection with the Company’s acquisition of 100% of the capital stock of Teragenix Corporation. Each of the notes requires the Company to pay four annual installments representing 25% of the principal balance, plus accrued interest. The first such installment payment was due on August 29, 2007. The Company did not make the first payment under any of the notes, which, in the aggregate, represents an aggregate principal amount of $175,000, together with accrued interest of $45,000. The Company has been attempting to negotiate an amendment to the notes to defer the initial payments to early 2008. On September 4, 2007, the Company received notices from two of the noteholders demanding the initial aggregate payment of $50,000, together with accrued interest of $10,000, by no later than September 19, 2007 or the noteholders would accelerate the payment of the entire unpaid obligation. In addition, three of the notes, which have an aggregate principal amount of $653,800, provide for the imposition of a default interest rate between 10% and 12% in the event of a default. Finally, two of the notes, totaling $200,000, are secured by all of the assets of Teragenix Corporation. The Company continues to negotiate an amendment to the notes with the noteholders, but as of October 12, 2007, the Company determined that such negotiations may not be successful.

The loan and security agreement between Comerica Bank, the Company and its subsidiaries provides, among other things, that if the Company’s default under any agreement with third parties results in the acceleration of the Company’s indebtedness, then an event of default shall have occurred under the loan agreement, and Comerica Bank shall be entitled, among other things, to declare the Company’s indebtedness to the bank immediately due and payable. The Company’s indebtedness to Comerica Bank is secured by substantially all of the Company’s assets. Comerica Bank has been informed of the Company’s default with respect to the initial payments to the above noteholders, but Comerica Bank has not communicated any intention to exercise any of its rights or remedies at this time. The Company cannot be certain Comerica Bank will not exercise any of its rights or remedies as provided in the loan and security agreement at any time in the future. The Company does not possess sufficient resources at this time to repay the amounts outstanding under the loan and security agreement which are equal to $2.5 million.

Each of the notes is subordinate to Comerica Bank, and each of the noteholders previously entered into a Subordination Agreement with Comerica Bank. The Subordination Agreements provide that the noteholders will not demand, sue for, take or receive by acceleration or otherwise, any indebtedness under the notes, nor exercise any rights in collateral securing such indebtedness; provided, however, that so long as no event of default has occurred under the Comerica loan agreement, the noteholders may receive regularly scheduled payments of principal and interest under the notes.

The foregoing descriptions of the notes and bank loan agreement are qualified in their entirety by the copies of those agreements filed as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on September 5, 2006 and September 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2007	HEMACARE CORPORATION By /s/ Robert S. Chilton Robert S. Chilton, Executive Vice President and Chief Financial Officer